UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2007
BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13997	36-3228107

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8700 West Bryn Mawr Avenue, Chicago, Illinois	60631

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (773) 380-3000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BALLY TOTAL FITNESS HOLDING CORPORATION
FORM 8-K
Current Report
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On March 15, 2007, Bally Total Fitness Holding Corporation (the “Company”) filed a Form 12b-25 (the “Form 12b-25”) with the Securities and Exchange Commission (the “SEC”) to report that it was unable to file its Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Form 10-K”) by March 16, 2007 without unreasonable effort and expense. The Form 12b-25 reported that the Company was at that time unable to determine when it will file its 2006 Form 10-K.
     The Form 12b-25 further reported that continued listing of the Company’s common stock on the New York Stock Exchange (“NYSE”) was conditioned upon requirements including (a) the Company’s timely filing of periodic reports with the SEC; and (b) the Company’s ability to maintain an average market capitalization, in consecutive 30 trading-day periods, of at least $75 million. The Form 12b-25 further reported that in accordance with a recent NYSE rule, the NYSE would impose an automatic trading halt in the Company’s common stock if a trade was reported at a price of $1.05 or less, or if the common stock would open on the NYSE at a price of $1.05 or less.
     On March 16, 2007, prior to the opening of the regular NYSE trading session, the Company received notification from the NYSE that the NYSE would not open trading in the Company’s common stock, due to indications that the common stock would otherwise open on the NYSE at a price of $1.05 or less. Since March 16, 2007, trading of the Company’s common stock has remained suspended on the NYSE. The Company’s common stock has been traded on other markets pursuant to unlisted trading privileges.
     On March 26, 2007, the Company received notification from the NYSE that the Company was not in compliance with the NYSE’s continued listing standards. In the notification, the NYSE advised the Company that it is considered “below criteria” by the NYSE because the Company’s total market capitalization was less than $75 million over a 30 trading-day period. Additionally, the NYSE advised the Company that in light of the Company’s disclosure in the Form 12b-25 that it was unable to determine when it will file its 2006 Form 10-K, the NYSE anticipated a likelihood that on April 2, 2007, the NYSE will deem the Company to be a “late filer.”
     The NYSE also advised the Company that in light of the Company’s disclosures in the Form 12b-25 regarding the Company’s financial condition, certain qualitative assessment factors (in addition to the quantitative requirements discussed above) could impact continued listing of the Company’s common stock.
     Under otherwise applicable NYSE rules, the Company would have 45 days to respond to the NYSE’s non-compliance notification, by submitting a business plan demonstrating how the Company will regain compliance with the NYSE’s quantitative listing standards within 18 months. However, in light of the NYSE’s combined assessment of the Company’s quantitative non-compliance, certain qualitative factors and the Company’s anticipated late filing of its 2006 Form 10-K, the NYSE has directed the Company to respond on an accelerated basis. If the Company does not respond, or if the NYSE does not accept the Company’s response, the Company will be subject to NYSE delisting. If the Company’s common stock is delisted from the NYSE, the Company intends to make arrangements for its common stock to be quoted on the OTC Bulletin Board or similar quotation system.
     Beginning on April 2, 2007, the NYSE will make available on its consolidated tape an indicator, “BC,” to indicate that the Company is below the NYSE’s quantitative listing criteria. The indicator will be removed at such time as the Company is deemed compliant with the NYSE’s continued listing standards. In addition, if the 2006 Form 10-K is not filed by 2:30 p.m. EST on April 5, 2007, the NYSE will make available on its consolidated tape an indicator, “LF,” to indicate that the Company has been deemed a “late filer” by the NYSE.

     Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY TOTAL FITNESS HOLDING CORPORATION Registrant
Dated: March 30, 2007	/s/ Marc D. Bassewitz
Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel